Exhibit 99.2

Analog Devices Announces 12.5 Percent Increase in Dividend; Raises Annual Dividend Growth Target to 7% to 15%

NORWOOD, Mass.--(BUSINESS WIRE)--February 19, 2019--Analog Devices, Inc. (Nasdaq: ADI) today announced that its Board of Directors has voted to increase its quarterly dividend to $0.54 per outstanding share of common stock. The new dividend represents an increase of 12.5 percent, marking the Company's 16th dividend increase in the last 15 years.

"We pride ourselves on our commitment to shareholder returns and have paid a dividend every quarter since 2003,” said Vincent Roche, President and CEO, “And given the confidence in our future prospects and strength of our business model, I am pleased to announce that we have increased our target dividend growth rate to 7 to 15 percent annually from our previous target of 5 to 10 percent.”

The increase is effective with the dividend payable on March 12, 2019 to shareholders of record as of the close of business on March 1, 2019. The payment of any future quarterly dividends, or a future increase in the quarterly dividend amount, will be at the discretion of the Board and will be dependent upon ADI's financial position, results of operations, outlook, liquidity, and other factors deemed relevant by the Board.

About Analog Devices
Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

(ADI-WEB)

CONTACT:
Analog Devices, Inc.
Mr. Michael Lucarelli, 781-461-3282
781-461-3491 (fax)
Director of Investor Relations
investor.relations@analog.com